Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

To the Board of Directors

Forgiven Bottling Group, Inc.

We hereby consent to the inclusion in this Registration Statement of Forgiven Bottling Group, Inc. on Form S-1 of our audited report dated September 20, 2012, for the balance sheets of Forgiven Bottling Group, Inc. as of December 31, 2010 and 2011, and the related statement of operations, stockholder’s equity (deficit) and cash flows for the year ended December 31, 2011 and for the period from September 3, 2010 (inception date) to December 31, 2010 appearing in the Prospectus which is part of this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in the Prospectus forming a part of the Registration Statement.

/s/ McConnell and Jones, LLP

Houston, Texas

September 20, 2012